Exhibit 10.5
2007 STOCK INCENTIVE PLAN
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
RESTRICTED STOCK AGREEMENT
AGREEMENT made as of ___, 20___, by and between SPECIALTY UNDERWRITERS’ ALLIANCE, INC., a Delaware corporation (the “Company”), and ___ (the “Recipient”).
W I T N E S S E T H :
WHEREAS, the Company has adopted the 2007 Stock Incentive Plan of Specialty Underwriters’ Alliance, Inc. (the “Stock Incentive Plan”) pursuant to which shares of the Company’s common stock (“Shares”) may be awarded to employees and directors of, and consultants and independent contractors used by, the Company and its Subsidiaries; and
WHEREAS, the Company has granted to the Recipient a restricted stock award pursuant to the Stock Incentive Plan; and
WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to said restricted stock award;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
FIRST: Pursuant to the Stock Incentive Plan, the Recipient has been awarded on ___, 20___ (the “Award Date”), a restricted stock award with respect to ___ Shares (the “Restricted Stock Award” and such Shares, the “Restricted Shares”), subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan and in this Agreement. [The purchase price payable for the Restricted Shares shall be $  per Share, payable by cash, or by check to the order of the Company, within 30 days after the Award Date. [TO BE INCLUDED ONLY IF A PURCHASE PRICE IS TO BE PAID.]]

SECOND: Restrictions shall be imposed on a transfer of the Restricted Shares and such Shares shall be subject to risk of forfeiture, as follows:
Item 3: (a) Except as otherwise provided pursuant to the Plan [or as set forth in the Employment Agreement dated as of ______between the Company and the Recipient (the “Employment Agreement”)], the Shares issued pursuant to the Restricted Stock Award shall become vested as follows: [ADD VESTING RATE], provided the Recipient is still in the employ or service of the Company or a Subsidiary on each such respective vesting date. In addition, in the event of the Recipient’s Retirement (as defined below) prior to the date on which the Restricted Shares have become vested, then the Restricted Shares shall continue to vest in accordance with the foregoing provisions as if the Recipient were still in the employ or service of the Company or a Subsidiary, provided that the Recipient continues to comply with the restrictive covenants set forth in Paragraph FOURTH. For purposes hereof, “Retirement” shall mean the Recipient’s retirement from the Company (or a Subsidiary) at or after age 55 and the completion of at least five years of service with the Company (or a Subsidiary) after November 17, 2004 (subject to waiver by the Committee), and where the sum of the Recipient’s age and years of service as of the date of such retirement exceeds 65 years, provided that (unless waived by the Committee for medical or other unforeseen exigencies) the Recipient shall have given at least nine months’ advance written notice to the Company of such retirement. If the Recipient’s employment with the Company and its Subsidiaries terminates prior to the date on which the Restricted Shares become vested, or if, after the Recipient’s Retirement, the Recipient breaches the restrictive covenants set forth in Paragraph FOURTH, any Restricted Shares (and any dividends, distributions and adjustments with respect thereto) which were not theretofore vested shall be forfeited.
Item 4: (b) Any other applicable restrictions or conditions under the requirements of any stock exchange upon which the Restricted Shares or shares of the same class are then listed, and under any securities law applicable to such Restricted Shares, shall be imposed.
THIRD: Restrictions shall be imposed on a transfer of the Restricted Shares, and the Company shall place a stop order with the transfer agent against any transfer of such Shares and shall retain the stock certificate representing such Shares, until such time as the Restricted Shares shall become vested in accordance with Paragraph SECOND. In addition, the Recipient shall execute and deliver to the Company, at the same time as this Agreement is executed and delivered by the Recipient, an undated stock power, to enable the Company to cause Restricted

Shares to be transferred back to the Company in the event of a forfeiture pursuant to Paragraph SECOND (or for tax withholding purposes pursuant to paragraph FIFTH.) Prior to the lapse of the restrictions on the transferability of the Restricted Shares, the Recipient shall have all other rights and privileges of a beneficial and record owner with respect to such Shares, including, without limitation, voting rights and the right to receive dividends, distributions and adjustments with respect to such Shares; provided, however, that any dividends, distributions and adjustments with respect to the Restricted Shares shall be retained by the Company for the Recipient’s account and for delivery to the Recipient, together with the stock certificate representing such Shares, only as and when such Restricted Shares have become vested.
FOURTH: The Recipient hereby agrees to restrictive covenants, and remedies for any breach thereof, as follows:
Item 5: (a) The Recipient hereby acknowledges and recognizes that during the Recipient’s employment or service with the Company or a Subsidiary, the Recipient will be privy to trade secrets and confidential information critical to the Company’s business and that the Company would find it extremely difficult or impossible to replace the Recipient. Accordingly, the Recipient agrees that, in consideration of the grant of the Restricted Stock Award and the continued vesting of the Restricted Shares as provided in this Agreement, the Recipient will not, and will not permit any of the Recipient’s Affiliates to, except with the Company’s prior written consent, during the period in which any of the Restricted Shares continue to be subject to becoming vested (the “Non-Competition Period”), engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any activity that competes with the Company or any of its Affiliates in the business of insurance. Nothing in this Paragraph FOURTH shall prohibit the Recipient or any of the Recipient’s Affiliates from owning for passive investment purposes less than 5% of the publicly traded securities of any corporation listed on the New York Stock Exchange or the American Stock Exchange or the NASDAQ. For purposes hereof, “Affiliate” means, with respect to any person or entity, any other person or entity who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

Item 6: (b) During the Non-Competition Period, the Recipient shall not, and shall not permit any of the Recipient’s Affiliates to, directly or indirectly, solicit, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer or party to any insurance-related contract with the Company and/or its Affiliates or has been a customer or supplier or such a party or solicited by the Company and/or its Affiliates in the preceding two-year period, to divert their business to any entity other than the Company and/or its Affiliates.
Item 7: (c) During the Non-Competition Period, the Recipient shall not, and shall not permit any of the Recipient’s Affiliates to, directly or indirectly, (i) solicit for employment, engage and/or hire, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant; and/or (ii) encourage or induce, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant to end his/her business relationship with the Company and/or its Affiliates.
Item 8: (d) The Recipient covenants that the Recipient will not, directly or indirectly at any time during or after the Recipient’s employment or service with the Company or any Subsidiary, disparage the Company or any of its shareholders, directors, officers, employees, or agents.
Item 9: (e) The Recipient understands that the foregoing restrictions may limit the Recipient’s ability to earn a livelihood in a business similar to the business of the Company, but the Recipient nevertheless believes that the Recipient has received and will receive sufficient consideration and other benefits as an employee or other service provider of the Company or a Subsidiary and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Recipient’s education, skills and ability), the Recipient does not believe would prevent the Recipient from earning a living other than in a business which competes with the Company.
Item 10: (f) It is the desire and intent of the Company and the Recipient that the provisions of this Paragraph FOURTH shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Paragraph FOURTH is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

Item 11: (g) It is understood by the Company and the Recipient that the Recipient’s obligations and the restrictions and remedies set forth in this Paragraph FOURTH are essential elements of this Agreement and that but for the Recipient’s agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have granted the Restricted Stock Award to the Recipient or entered into this Agreement. The Recipient acknowledges and understands that the provisions of this Paragraph FOURTH are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Paragraph FOURTH would cause the Company irreparable harm. In the event of a breach or threatened breach by the Recipient of the provisions of this Paragraph FOURTH, the Company shall be entitled to an injunction restraining the Recipient from such breach or other equitable relief, without posting a bond, in addition to other remedies available to the Company. In the event of a breach by the Recipient of the provisions of this Paragraph FOURTH, the term of the Non-Competition Period shall be extended by the period of the duration of such breach. All remedies available for breach of this Paragraph FOURTH are cumulative, and neither the pursuit of any remedy nor anything contained in this Agreement shall be construed as an election of a remedy or as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Paragraph FOURTH.
FIFTH: If, with respect to the Restricted Shares (and any dividends, distributions and adjustments to such Shares), the Company (or a Subsidiary) shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company (or Subsidiary) shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements and may, at its election, (i) deduct from any cash payment otherwise due to the Recipient, the appropriate withholding amount, (ii) require the Recipient to make payment in cash to the Company (or Subsidiary) in such amount as is required to be withheld, (iii) have the Company withhold such number of Restricted Shares as shall have a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld (provided that this shall only apply to, and the Company shall only withhold, Restricted Shares that have become vested), or (iv) deliver to the Company Shares already owned by the Recipient for at least six months and having a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld.

SIXTH: The Company and the Recipient each hereby agree to be bound by the terms and conditions set forth in the Stock Incentive Plan, which terms and conditions are hereby incorporated by reference. Any capitalized terms used in this Agreement which are not defined herein [(or by reference to the Employment Agreement)] shall have the same definitions as set forth in the Stock Incentive Plan.
SEVENTH: This Agreement shall not be construed as giving the Recipient any rights to be retained by, or in the employ or service of, the Company (or any of its Subsidiaries), or any other employment rights or relationship.
EIGHTH: This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.
NINTH: Each provision of this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions of this Agreement, which shall continue in full force and effect.

TENTH: Except as required by Delaware corporate law, this Agreement shall be subject to, and construed in accordance with, the laws of the State of Illinois without giving effect to principles of conflicts of law. The Company and the Recipient each hereby consent to the personal jurisdiction and venue of the state (and federal, if applicable) courts in the State of Illinois, for resolution of all disputes and causes of action arising out of the Stock Incentive Plan, the Restricted Stock Award or this Agreement, and the Company and the Recipient each hereby waive all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum. THE COMPANY AND THE RECIPIENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF THE STOCK INCENTIVE PLAN, THE RESTRICTED STOCK AWARD OR THIS AGREEMENT.
ELEVENTH: This Agreement, together with the Stock Incentive Plan, constitutes the entire agreement between the parties hereto with respect to the Restricted Stock Award.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
By:

Acknowledged and agreed to:

[Name of Recipient]

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